Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Memory Pharmaceuticals Corp.:
We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.
/s/ KPMG LLP
Short Hills, New Jersey
July 19, 2007